Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 of our report dated May 6, 2019 relating to the financial statements of Kaixin Auto Group (operating as Kaixin Auto Holdings after the reversed recapitalization as described in Note 1), appearing in the Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

August 4, 2021